Hennessy Advisors, Inc. Reports Second Quarter Earnings Per Share Increase of 9%; Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 1, 2017 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.47 for the second fiscal quarter ended March 31, 2017, an increase of 9% over the prior comparable quarter ended March 31, 2016. Quarterly revenue totaled $13.2 million, an increase of 9% over the prior comparable period. From March 31, 2016, to March 31, 2017, total assets under management increased 3%, while average assets under management, upon which revenue is calculated, increased by 11%.

Additionally, the Board of Directors of Hennessy Advisors today declared a quarterly dividend of $0.075 per share. This quarterly dividend will be paid on June 8, 2017, to shareholders of record as of May 16, 2017.

"We are pleased to announce another quarter of solid results, and we are proud to report continuing revenue and earnings growth, even with the regulatory and competitive challenges facing our industry. Going forward, we will maintain our focus on growing organically and through strategic acquisitions," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We remain committed to sharing our profits with shareholders through the payment of a dividend, and this quarter we also effected a three-for-two stock split in an effort to improve the liquidity of our shares in the public market."

"The U.S. stock market continued to move higher this past quarter, and we are encouraged that a more pro-business policy focus from the new administration may help extend this market run. Economic expansion revived towards the end of last year, and we believe conditions are favorable for the U.S. economy to have another year of reasonably strong growth. In such an environment, we fully expect the Federal Reserve to continue to raise short-term interest rates, but we continue to believe the rise will be gradual," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2017	Mar. 31, 2016	$ Change	% Change
Total Revenue	$ 13,236,438	$ 12,191,842	$ 1,044,596	8.6%
Net Income	$ 3,628,418	$ 3,282,940	$ 345,478	10.5%
Earnings Per Share (Diluted)	$ 0.47	$ 0.43	$ 0.04	9.3%
Weighted Average Number of Shares Outstanding (Diluted)	7,773,622	7,693,611	80,011	1.0%
Mutual Fund Average Assets Under Management	$ 6,634,570,676	$ 5,993,645,008	$ 640,925,668	10.7%

At Period Ending Date	Mar. 31, 2017	Mar. 31, 2016	$ Change	% Change
Mutual Fund Total Assets Under Management	$ 6,635,802,239	$ 6,424,453,419	$ 211,348,820	3.3%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989